Kingstone Companies, Inc. 1154 Broadway
Hewlett, NY 11557
www.kingstonecompanies.com Contact: Barry Goldstein (516) 374-7600

News Release

KINGSTONE COMPANIES PROVIDES INTERIM STORM ANALYSIS

Hewlett, New York—November 7, 2012-- Kingstone Companies, Inc. (“KINS”) (NASDAQ: KINS) today provided an interim analysis of the effects of Superstorm Sandy on its results of operations and financial condition.  KINS explained that Kingstone Insurance Company (“KICO”), its wholly-owned subsidiary, whose insureds are located primarily in New York City, Long Island and Westchester County, New York, estimates that its pre-tax net loss as a result of the storm and flooding is limited to $750,000.  On an after tax basis, the loss per share is estimated at $.13 per share.  There will be a decline in the ceding commission revenue to be earned during the 4th quarter of 2012 and the first two quarters of 2013, but the amount cannot yet be reasonably estimated due to the high volume of claims we have already received and the anticipation of many more to follow.

KICO purchases reinsurance in order to reduce its net liability on insurance risks and to protect against catastrophes.  Pursuant to its quota share reinsurance agreements, in addition to limiting its exposure to risk, KICO receives ceding commissions from the reinsurers.  The amount of the commissions is based upon the loss ratio experienced by the reinsurers during the treaty term, from the ceded business over that period of time.  KICO’s personal lines business, which includes homeowners insurance, is reinsured under a 75% quote share treaty and catastrophe insurance pursuant to which KICO’s net liability is limited to 25% of the initial $3,000,000 of direct losses incurred from an occurrence, or $750,000.  For losses in excess of $3,000,000 KICO purchased a total of $73,000,000 of catastrophe coverage.

KINS expects that its earnings for the three month period ended September 30, 2012 will be $.23 per diluted share and for the nine month period ended September 30, 2012 will be $.59 per share.  Accordingly, although the effects of the storm will be material to KINS’ post-3rd quarter results of operations, it expects that they will not have a material adverse impact on its financial condition.

KINS anticipates that it will be announcing the results of its operations for the three and nine months ended September 30, 2012 on or before November 14, 2012.

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Forward Looking Statements
Statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, may be forward-looking statements.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors.  More information about these factors can be found in Kingstone’s filings with the Securities and Exchange Commission, including its latest Annual Report filed with the Securities and Exchange Commission on Form 10-K.  Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.